Exhibit 10.26

Dated: 20 March 2017

(1) WARNER MUSIC INTERNATIONAL SERVICES LIMITED

and

(2) MAX LOUSADA

SERVICE AGREEMENT

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THIS AGREEMENT is made on             2017

BETWEEN:-

(1)	WARNER MUSIC INTERNATIONAL SERVICES LIMITED (the “Company”)

(2)	MAX LOUSADA XX XX XXXXXXXXX XXXX, XXXXX XXXXX (the “Executive”)

1.	EMPLOYMENT

1.1

The Company shall employ the Executive and the Executive shall act as Chief Executive Officer, Recorded Music, Warner Music Group, and Chairman & Chief Executive Officer, Warner Music UK and, subject to sub-clause 2.2 below, shall be the sole most senior executive of Warner Music Group’s Recorded Music division having responsibility over Warner Music Group’s recorded music operations. The heads of Atlantic Records US, Warner Bros Records US and Warner Music Nashville, the head of Warner Music UK, the head of International (i.e. Warner Music Group’s recorded music operations for the world, excluding the US and the UK), the head of Alternative Distribution Alliance (ADA), the head of Warner-Elektra-Atlantic Corporation (WEA Corp.) and the head of Global Catalogue shall report directly and solely to the Executive. The Executive shall cease to act as Chief Executive Officer of Warner Music UK (the “UK Role”) at such time, if any, as Warner Music Group approves the appointment of a new Chief Executive Officer of Warner Music UK with effect from a date to be determined by the Company in consultation with the Executive. The Executive shall serve as a director of the Company and of such Group Companies that are notified to him by the Board from time to time.

1.2	The Executive’s continuous employment commenced on 1 April 2000.

2.	TERMS OF EMPLOYMENT

2.1

The terms of this Agreement shall commence on 1 October 2017 and, subject to clause 11 below, shall continue for an initial period of five years (that is, until 30 September 2022) and thereafter unless and until it is terminated by either party giving to the other not fewer than six months’ notice in writing (the “Term”), such notice to be given to expire at any time on or after the end of the Term, provided always that such notice can be served at any time to expire on or after 30 September 2022 (the “Employment”). The Company agrees that, in good time before the end of the Term, it will give good faith consideration to commencing discussions with the Executive concerning the extension of the Term.

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2.2

The Company is not obliged to provide the Executive with work and it may, subject to sub-clause 9.5 below, in respect of all or part of any unexpired Term or period of notice, suspend the Executive on garden leave and require the Executive:

2.2.1	not to perform his duties;

2.2.2	to abstain from contacting any Company or Group Company clients, artists, producers, composers, songwriters, employees, consultants, supplier or agents (save for purely social contact);

2.2.3	not to enter Company or Group Company premises;

2.2.4	to resign from any office(s) in the Company and/or any Group Company; and/or

2.2.5	return to the Company all documents and other property belonging to the Company and/or any Group Company;

provided always that any period or periods of suspension shall not in aggregate exceed six months in any event.

2.3	Subject to sub-clause 2.4 below, the Employment and the Executive’s entitlement to salary and benefits (including bonuses, if any) shall continue during any period of garden leave.

2.4

Subject to sub-clause 11.1 below (pursuant to which the Company reserves the right to terminate the Employment upon notice without payment in lieu of notice), in the event that the Company terminates the Employment upon notice (including notice given by the Company in accordance with sub-clause 2.1 above) or elects to terminate the Employment during the Term without notice or the Executive is constructively dismissed (but not where the Executive resigns voluntarily), the Company shall pay to the Executive (i) an amount of £6,000,000 provided that if the Executive is first suspended pursuant to clause 2.2 above, he shall be paid salary (and benefits shall continue) during such suspension and provided further that the payment under sub-clause 4.5 below shall also be paid to the Executive (if not already paid); and (ii) in the event the payment at (i) becomes payable to the Executive before bonuses are paid to executives for the current financial year (ending 30 September 2017), the Company will pay to the Executive a full (not pro-rated) bonus for the current financial year pursuant to sub-clause 4.4 below (together the “Severance Payment”). If payable, the Severance Payment will be paid to the Executive as a lump sum, less statutory deductions, within 14 days of the date the Employment ends (the “Termination Date”). The Executive shall sign such settlement agreement as the Company may reasonably require and the Executive shall agree

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(acting reasonably) in order to ensure that the Executive accepts the Severance Payment in full and final settlement of any claims he may have against the Company or any Group Company. The Executive shall be under no duty to mitigate the Severance Payment and further in the event that the Executive does anything which could or does act in mitigation of the Executive’s loss, the Severance Payment shall not be reduced and the Executive shall have no obligation to repay any monies to the Company.

2.5

The Executive agrees that, during any period of notice given by either party, he will give to the Company all such assistance and co-operation in effecting a smooth and orderly handover of his duties as the Company may reasonably require.

2.6

The Company may, during any period of notice given by either party, appoint a person to perform the Executive’s duties jointly with him, or during any period of suspension pursuant to clause 13 below, to perform all or some of the Executive’s duties in his place.

3.	DUTIES AND LOCATION

3.1	During the Employment:-

3.1.1

the Executive shall report to the Chief Executive Officer of Warner Music Group (the “WMG CEO”) and shall perform and observe such duties and restrictions and shall conduct and manage such of the affairs of Warner Music Group as may from time to time be reasonably required of him by the Board or the WMG CEO and which are commensurate with the Executive’s level of seniority;

3.1.2	the Executive shall at all times comply with his duties as a director as set out in any relevant legislation;

3.1.3

the Executive shall well and faithfully serve the Company and/or any Group Company to the best of his abilities and carry out his duties in a proper, competent and efficient manner and in willing co-operation with others;

3.1.4	the Executive shall use his reasonable endeavours to promote, and at all times act in the best interests of the Company and/or any Group Company;

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3.1.5

save as hereinafter provided, unless prevented by illness or accident and except during holidays provided for under clause 6 below, the Executive shall devote the whole of his time, attention and ability to his duties under this Agreement during normal working hours and at such other times as may be reasonably required by the needs of the Company or any Group Company or the nature of the Executive’s duties and he shall not be entitled to receive any additional remuneration for work outside his normal working hours i.e. 10.00am to 7pm, Monday to Friday; and

3.1.6

save as hereinafter provided, the Executive will not have any direct or indirect interest, whether as an agent, beneficiary, consultant, director, employee, partners, proprietor, shareholder (other than a minority shareholder holding not more than 5% of any class of securities quoted or dealt in on any recognised investment exchange, as defined by section 285 of the Financial Services and Markets Act 2000) or otherwise, in any trade, business or occupation whatsoever other than the business of the Company or any Group Company except with the prior written consent of the Company (which shall not be unreasonably withheld). Consent has already been granted by Warner Music Group’s Conflicts Committee in relation to the Executive’s non-executive directorships with XXXXXXXXX, XXXXXX XXX XXX XXXXXX. Consent is hereby granted in relation to the Executive’s non-executive directorship with XXXXXXX XXXXXXXXX XXXXXXX XX XXX XXXXX XXXX XXX XXXXXXXXX XXX XXXXXXXXX XXXX XXXX XX X XXXXXX XXXXXXXX XXXXXXX.

3.2

The Company may at any time and from time to time upon written notice to the Executive require the Executive to take as soon as practicable all steps necessary to fully and effectively relinquish the whole or any part of any interest in respect of the holding of which the Company has at any time given its prior written consent under sub-clause 3.1.6 above if the Company or any Group Company reasonably considers that the Executive continuing to hold that interest will cause a material conflict with the best interests of the Company or any Group Company.

3.3

Regulation 4(1) of the Working Time Regulations 1998 (“WTR”) provides that a worker’s average working time, including overtime, must not exceed 48 hours for each seven day period (to be averaged over a period of 17 weeks) unless the worker agrees that this regulation will not apply to his or her employment. In accordance with Regulation 5 of the WTR, the Executive agrees that Regulation 4(1) will not apply to the Employment. At any time during the Employment, the Executive or the Company may give three months’ prior written notice that the opt-out in this clause will cease to apply with effect from the expiry of the said notice.

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3.4

The Executive will work at the principal office of the Company or anywhere else within Greater London to where the principal office of the Company is relocated. The Executive may be required to travel and work outside the UK from time to time (for the purposes of business visits) subject to the Company paying all costs and expenses incurred by the Executive in connection therewith, in accordance with the Company’s Travel and Entertainment Policy as amended from time to time.

4.	REMUNERATION AND EXPENSES

4.1

With effect from 1 October 2017, the Company shall pay and the Executive shall accept a salary at the rate of £4,000,000 per annum, such salary to accrue from day to day and to be paid less statutory and voluntary deductions by equal monthly instalments in arrears on or about the 28th day of every month by bank transfer.

4.2	The salary will be reviewed on or around 1 October 2020.

4.3

The Executive will receive an additional non-returnable payment of £520,000 by way of sign on bonus, less statutory deductions (“Contract Bonus”), to be paid by the Company in the next available monthly payroll after the execution of this Agreement.

4.4

For the current financial year only (ending 30 September 2017), the Executive may be eligible, at the sole discretion of the Company, to receive an annual bonus in accordance with the Executive’s previous employment agreement (and for the avoidance of doubt, any bonus payable under this sub-clause 4.4 and sub-clause 4.5 below, shall be paid to the Executive by Warner Music UK and accordingly, it will sign below to confirm its consent to this sub-clause and sub-clause 4.5 below). In this regard, his “target” bonus is £1,000,000 (“Target Bonus”) although depending on performance the actual bonus award may be either more or less than the Target Bonus at the Company’s sole discretion. The criteria to be achieved for the Target Bonus level to be met will be based on factors such as the Company’s, Warner Music Group’s, Warner Music Group’s Recorded Music division’s and the Executive’s performance and any transitional responsibilities that the Executive is asked to perform in respect of the role set out in this Agreement will be taken into account when the amount of any bonus for the Executive for the current financial year is determined. For the avoidance of doubt but without prejudice to the provisions of sub-clause 2.4 above, the Executive will be eligible, at the sole discretion of the Company (acting in good faith) to a pro-rata bonus if the Employment terminates before bonuses are paid to executives for the current financial year. Any bonus will be paid less statutory deductions. The Company hereby warrants that the Executive shall be treated on a no less favourable basis in respect of the determination of the Executive’s annual bonus for the current financial year than each senior executive at the same or equivalent level as the Executive.

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4.5

The Executive will be paid the non-returnable sum of £2,400,000 less statutory deductions, in respect of the Incentive Bonus payable under his previous service agreement dated 27 September 2013 (the “Incentive Bonus”) (and for the avoidance of doubt, any bonus payable under this sub-clause 4.5, shall be paid to the Executive by Warner Music UK). The Incentive Bonus will be paid to the Executive at the same time that bonuses are paid to executives for the current financial year, which is expected to be in January 2018.

For the avoidance of doubt, if the Executive resigns voluntarily (that is, other than in circumstances where the Executive is constructively dismissed) or the Employment is terminated by the Company pursuant to sub-clause 11.1 below before the Incentive Bonus is paid, the Incentive Bonus will not be payable. However, as set out in sub-clause 2.4 above, if the Severance Payment is payable and the Incentive Bonus has not already been paid, the Incentive Bonus will be paid at the same time as the Severance Payment.

4.6

From the Company’s 2018 financial year onwards (that is, from 1 October 2017 onwards), the Executive will be eligible to participate in the Warner Music Group Corp. Senior Management Free Cash Flow Plan (the “Plan”), subject to the terms of the Plan as amended from time to time. For the avoidance of doubt, if payable under the terms of this Agreement, the Contract Bonus in clause 4.3 above, the annual bonus for the current financial year in clause 4.4 above and the Incentive Bonus in clause 4.5 above shall be paid in addition to the Executive’s entitlements under the Plan.

4.7

The Executive shall be reimbursed all reasonable expenses properly and necessarily incurred by him in the performance of his duties upon production of vouchers in respect of them or if vouchers are not readily available upon other evidence satisfactory to the Company of payment of such expenses, provided that such expenses shall be subject to the Company’s normal policy and budgetary disciplines, as detailed in the Company’s Travel and Entertainment Policy as amended from time to time. In relation to international flights, it is agreed that in exceptional circumstances and where business needs so require, the Executive will be eligible to travel first class, provided that this is approved in advance with the WMG CEO. The Company hereby warrants that no executive or employee of the Company shall be treated more favourably than the Executive in relation to the Company’s Travel and Entertainment Policy and that the Executive shall be treated on a no less favourable basis than each other executive or employee of the same or equivalent status.

4.8	The Executive will be provided with a mobile telephone and laptop and the Company will meet all rental and call charges reasonably incurred.

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4.9

The Company retains the express right to deduct from time to time during the Employment any overpayments or advances against salary which the parties mutually agree hereafter or any other sums due from the Executive to the Company or any Group Company from any monies due to the Executive.

4.10

This Agreement is intended to be exempt from or comply with Section 409A of the (US) Internal Revenue Code of 1986, as amended (the “Code”) and any related regulations or other pronouncements thereunder (collectively, “Section 409A”) and will be so interpreted. Amounts payable under this Agreement shall be deemed not to be a “deferral of compensation” subject to Section 409A to the extent provided in the exceptions set forth in (US) Treas. Reg. Section 1.409A-1(b)(4) (“short-term deferrals”) and (US) Treas. Reg. Section 1.409A-1(b)(9) (“separation pay plans”) and other applicable provisions of (US) Treas. Reg. Section 1.409A-1 to A-6. To the extent section 409A is applicable, references under this Agreement to a termination of the Employment shall be deemed to refer to the date upon which the Executive has experienced a “separation from service” within the meaning of Section 409A. Notwithstanding anything herein to the contrary, if any payments of money or other benefits due to the Executive hereunder could cause the application of an accelerated or additional tax under Section 409A, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Company, that does not cause such an accelerated or additional tax. To the extent any reimbursements or in-kind benefits due to the Executive under this Agreement constitute “deferred compensation” under Section 409A, any such reimbursements or in-kind benefits shall be paid to the Executive in a manner consistent with (US) Treas. Reg. Section 1.409A-3(i)(1)(iv). Each payment made under this Agreement (including each installment of any payment to be made in two or more installments), shall be designated and treated as a “separate payment” within the meaning of Section 409A.

5.	ADDITIONAL BENEFITS

5.1

Subject to the rules and eligibility requirements of the scheme(s) from time to time in force, the Executive (and in respect of private health and dental cover, the Executive’s immediate family also) will be entitled to such benefits in accordance with the Company’s policy as may from time to time be provided by the Company for its employees of equivalent status to the Executive at the Company’s cost, subject to the standard deductible in respect of private health insurance. Such benefits include worldwide private health cover, dental cover and life insurance cover, subject to HM Revenue & Customs limits from time to time in force.

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5.2

The Executive shall remain eligible to be a member of the Warner Music (UK) Limited pension scheme in operation and the details are as specified in the Executive Company Pension Booklet and published on the Company’s intranet. Under current contribution rates, the Executive may contribute to the scheme and the Company’s contribution shall be twice the amount of the Executive’s contribution, up to a maximum Company contribution of 10% of the Executive’s salary, subject to the Company pension cap (or other applicable caps, including any annual or lifetime allowances) from time to time in force. If in any year the Company is unable to make the full agreed contribution into the Company pension scheme on the Executive’s behalf because of the operation of any caps or allowances, the excess will be paid to the Executive in cash, less statutory deductions, provided always that the cost to the Company of the cash payment will be neutral (and in particular, any employer’s national insurance will be deducted from the cash payment). The Company and Warner Music (UK) Limited reserves the right to amend or withdraw this scheme provided that the Executive shall be given access to a broadly similar pension scheme and a similar level of contribution. Further details may be obtained from the Company’s HR department.

5.3

The Company will pay the Executive an annual car allowance of £15,000 per annum. This is a taxable benefit. The Executive will receive this allowance monthly at the rate of £1,250 per month, less statutory deductions, with his salary payment. The car allowance is made on the understanding that the sum will cover the following:

5.3.1	to insure the Executive’s vehicle to cover business use;

5.3.2	the cost of the maintenance and servicing of the Executive’s vehicle;

5.3.3	the cost of accident breakdown cover and an alternative vehicle if the Executive’s car is off the road for whatever reason; and

5.3.4	all petrol for private use (including travelling between home and office).

Petrol expenses for business use may be reclaimed at the rate of 45p per mile.

In line with the Company’s right to amend the car scheme, the Company also reserves the right to withdraw this benefit with reasonable notice provided that the Company shall provide the Executive with a replacement scheme of an equivalent level of benefit (to the Executive).

5.4	The Executive will be provided with a car parking space for his use at or close to the Company’s principal office.

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5.5

During the Term and for one year after the Term, and subject to the Executive using an advisor or advisors nominated by the Company (acting reasonably and in good faith), the Company will pay the Executive’s reasonable accountancy costs incurred in each year in respect of the preparation of the Executive’s annual tax return in the UK and in the United States of America. In addition, the Company will, subject to the Executive using an advisor or advisors nominated by the Company (acting reasonably and in good faith), pay the Executive’s reasonable costs in relation to the Executive’s tax planning relating to the Executive becoming a taxpayer in both the UK and in the United States of America, provided always that the Company shall not meet the cost of tax advice or tax planning relating to or associated with the Plan.

6.	HOLIDAYS AND HOLIDAY PAY

6.1

In addition to all bank and other public holidays, the Executive shall be entitled to 28 working days’ holiday during each calendar year. The Company may at its sole discretion close its offices between December 24 and January 1 and any such days not being public holidays shall be deducted from the Executive’s holiday entitlement. Holiday is to be taken at such time or times as is convenient to the Company’s business and as approved by the Board.

6.2

During the calendar years in which the Employment commences and terminates, the Executive shall be entitled to such annual holiday entitlement as accrued under the Company’s annual holiday policy, provided that in the event of the Employment being terminated by the Company as a result of the Executive’s gross misconduct the Executive shall not be entitled, if otherwise appropriate, to salary in lieu of any outstanding holiday entitlement, save as required by law.

7.	ILLNESS/INCAPACITY

7.1

Subject to the terms of any critical illness policy in place, if the Executive is absent through illness, accident or other incapacity he, or someone acting for him, shall advise the Company in accordance with the policies set forth in its Employee Handbook. Provided that the Executive complies with such policies and without prejudice to the Company’s right to terminate this Agreement under clause 2 above and clause 11 below, the Executive shall be entitled to his salary at the full rate for up to 26 weeks of continuous absence or periods of absence totalling 26 weeks in any period of 12 months and thereafter the salary shall be payable at such rate (if any) as the Company shall in its discretion allow, provided that the Executive shall be entitled to continue to receive Statutory Sick Pay (if payable) and any payments due to the Executive under any critical illness policy in place at the relevant time.

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7.2	For Statutory Sick Pay purposes, the Executive’s qualifying days shall be his normal working days.

8.	DISMISSAL AND DISCIPLINARY RULES AND GRIEVANCE PROCEDURES

The dismissal, disciplinary and grievance procedures applying to the Employment may be found in the Company’s Employee Handbook. If the Executive is dissatisfied with a disciplinary decision relating to him or any decision to dismiss him, he should apply in accordance with the procedure set out in the Company’s dismissal and disciplinary policy in writing to Warner Music Group’s head of Human Resources. If the Executive wishes to seek redress of any grievance relating to the Employment, he should apply in accordance with the procedure set out in the Company’s grievance procedure in writing to Warner Music Group’s head of Human Resources. Further details are given in the relevant procedures, which for the avoidance of doubt do not form part of the Executive’s terms and conditions of employment.

9.	RESTRICTIVE COVENANTS

9.1

During the Employment and for a period of 6 months following its termination by either party, the Executive will not, in competition with the Company, either directly or indirectly, without the prior written consent of the Company, act as a consultant, employee or officer or in any other capacity or be otherwise interested in (save that the Executive may hold up to 5% of any class of securities quoted or dealt in on a recognised investment exchange) any Competitive Entity.

9.2

For the purposes of this clause 9, “Competitive Entity” shall mean any business which, at the date of the termination of the Employment, competes or is preparing to compete with any business carried on by the Company or any Group Company in which the Executive has been materially involved during the 12 months prior to the termination of the Employment.

9.3

During the Employment and for a period of 12 months after its termination in connection with the carrying on of any business of a Competitive Entity, either on the Executive’s own behalf or on behalf of any other person, firm or entity, the Executive will not directly or indirectly solicit or interfere with or endeavour to entice away from the Company or any relevant Group Company any Key Employee. For these purposes, “Key Employee” means any Company or any relevant Group Company employee working in an A&R capacity (excluding A&R scouts or junior or clerical staff) or working in a management capacity and with whom the Executive had material dealings during the 12 month period prior to the termination of the Employment.

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9.4

During the Employment and for a period of 12 months after its termination, in connection with the carrying on of any business of a Competitive Entity, either on the Executive’s own behalf or on behalf of any other person, firm or entity, the Executive will not directly or indirectly solicit or interfere with or endeavour to entice away from the Company or any relevant Group Company any Client. For these purposes, “Client” means any artist (including a duo or group), producer, publisher, composer or songwriter exclusively contracted to provide services to the Company or any relevant Group Company or where the material terms of such contract was being negotiated with the Company or any Group Company and with whom the Executive had material dealings during the 12 month period prior to the termination of the Employment.

9.5

The duration of the above restrictions will be reduced by any period of garden leave (as defined at sub-clause 2.2 above) or suspension pursuant to clause 13 below or any other period during the notice period when the Executive is required by the Company not to work.

9.6

Whilst the parties acknowledge and agree that insofar as they are concerned each of the restrictions contained in this clause 9 is reasonable in all the circumstances, it is agreed that if any one or more of such restrictions either taken by itself or themselves together, are adjudged by a court of competent jurisdiction to go beyond what is reasonable in all the circumstances for the protection of the legitimate interests of the Company or any relevant Group Company but would be adjudged reasonable if any particular restriction or restrictions were deleted or limited in a particular manner then the restrictions set out in sub-clauses 9.1 to 9.4 above will apply with such deletions, restrictions or limitation as the case may be.

9.7

The Executive agrees that each of the restrictions set out in sub-clauses 9.1 to 9.4 above constitute entirely separate, severable and independent restrictions on him. The Executive acknowledges that he has had the opportunity to receive independent legal advice on the terms and effect of the provisions of this Agreement, including the restrictions above.

10.	CONFIDENTIALITY

10.1

Without prejudice to any other duty implied by law or equity (except in the proper course of his duties or as may be required by law), the Executive shall not during the Employment nor at any time after the termination of this Agreement utilise for his own purposes or divulge or publish to any person whomsoever or otherwise make use of any trade secret or any other confidential information concerning the Company or any Group Company including without limitation any confidential information relating to its or their business, human resources function, management or finances of any of its or their dealings, transactions, affairs, artists, producers, composers, songwriters,

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clients, suppliers, agents, employees or consultants which may have come to his knowledge during or in the course of the Employment with the Company or any Group Company (whether prior to the commencement of this Agreement or not) and shall use his reasonable endeavours (but not so as personally to incur any costs) to prevent the publication or disclosure by others of any such trade secret or confidential information, provided that the foregoing shall not apply to (a) confidential information which comes into the public domain otherwise than as a result of an unauthorised disclosure by the Executive; and/or (b) information which does not belong to the Company but rather forms part of the Executive’s skill and knowledge.

10.2	Nothing in this clause 10 shall prevent the Executive making a “permitted disclosure” in accordance with the Employment Rights Act 1996 (as amended by the Public Interest Disclosure Act 1998).

11.	TERMINATION IN SPECIFIC CASES

11.1

Without prejudice to any remedy which it may have against the Executive for the breach or non-performance of any of the provisions of this Agreement, the Company may terminate this Agreement at any time upon notice but without pay in lieu of notice for “Cause” as set out below:

11.1.1

if he shall be in serious or repeated breach of any of his material obligations under this Agreement, provided that if such breach (or breaches) is capable of cure, he has first received a formal notice in writing in respect of a previous breach(es) and been given a reasonable opportunity to correct such breach(es);

11.1.2

if he shall refuse to carry out any lawful and reasonable order given to him in the course of the Employment or shall fail diligently to attend to any of his duties, provided always that if such refusal or failure is capable of cure, he has first received a formal notice in writing in respect of such refusal or failure and been given a reasonable opportunity to correct such refusal or failure;

11.1.3	if he commits any financially dishonest or fraudulent act in relation to the Company or any Group Company;

11.1.4	if he shall be convicted of any criminal offence which is punishable by imprisonment (other than a road traffic offence for which a penalty of imprisonment is not imposed);

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11.1.5	if he is guilty of gross misconduct or of any other conduct which brings or is likely to bring serious professional discredit to the Company or any Group Company or to himself;

11.1.6

notwithstanding the actual or expected provision of disability benefits, if he has at any time become or is unable properly to perform his duties under this Agreement by reason of ill-health or accident either for a continuous period of 26 weeks or for periods aggregating 26 weeks in any consecutive period of 52 weeks;

11.1.7	notwithstanding the actual or expected provision of disability benefits, if he shall become of unsound mind and a patient for the purpose of any statute relating to mental health;

11.1.8

if a petition or application for an order in bankruptcy (including for a voluntary arrangement) is presented by or against the Executive or any person (including the Executive) becomes entitled to petition or apply for any such order;

11.1.9

if he shall have a disqualification order (as defined in Section 1 of the Directors Disqualification Act 1986) made against him or otherwise becomes prohibited by law from being a company director; and/or

11.1.10	if he voluntarily resigns as a director of the Company (for the avoidance of doubt, not including circumstances in which he resigns having been constructively dismissed).

11.2	On the termination of the Employment for whatever reason, the Executive shall immediately resign from all offices and directorships held by him in the Company or in any Group Company.

11.3

For the avoidance of doubt, any termination of the Employment shall be without prejudice to the Executive’s entitlement to receive any salary and bonuses (if any) accrued but unpaid as at the effective date of termination, to reimbursement of any expenses to such date and to any entitlement pursuant to sub-clause 2.4 above.

12.	ASSIGNMENT OF COPYRIGHT & OTHER RIGHTS

12.1

If at any time during and in connection with the Employment, the Executive discovers, creates or participates in the discovery or creation of any copyright, invention or improvement upon or addition to an invention which is applicable to the business carried on by the Company or any Group Company, the Executive shall forthwith communicate this to the Company.

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12.2

Such copyright, invention or improvement shall insofar as the Executive is concerned be the absolute property of the Company who may require the Executive, at the Company’s expense, to supply all information and documentation necessary to enable the Company to use that copyright, invention or improvement to the best advantage.

12.3

In the event that it may be necessary or desirable for the Company to obtain patent or similar protection for such copyright, invention or improvement, the Executive shall at the Company’s request and sole cost and expense execute all documents and do all such things as may be necessary in order to obtain such protection and for vesting the same in the Company or as it may direct.

12.4	Any services to be provided by the Executive to any non-Warner Music Group publishing business during the Employment shall be discussed and agreed in writing in advance with the Company.

13.	SUSPENSION

The Company retains the right to suspend the Executive from the Employment on full salary and benefits at any time for a reasonable period (not to exceed 28 days) to investigate any matter of gross or serious misconduct in which the Executive is implicated or involved (whether directly or indirectly based on the Company’s reasonable belief (acting in good faith)).

14.	ASSIGNMENT

The benefit and burden of this Agreement (without alteration or amendment) may be assigned by the Company to any Group Company provided that the Company shall remain liable hereunder unless and until the relevant Group Company enters into a direct covenant with the Executive to perform the Company’s obligations hereunder. References in this Agreement to the Company shall, unless the context otherwise requires, include references to any such assignee for the time being. For the avoidance of doubt, this Agreement (including all rights under it) is not assignable by the Executive.

15.	EXECUTIVE’S OBLIGATIONS ON TERMINATION OF EMPLOYMENT

Upon the termination of the Employment, the Executive shall:-

15.1	forthwith deliver up to the Company all correspondence, drawings, documents and other papers and all other property belonging to the Company or any Group Company; and

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15.2	not at any time represent himself still to be connected with the Company or any Group Company.

16.	EFFECT OF TERMINATION

The termination of this Agreement shall not operate to affect such of its provisions as are expressed to operate or have effect after such expiration or determination and shall be without prejudice to any other rights or remedies of the parties.

17.	COLLECTION & EXCHANGE OF PERSONAL INFORMATION

17.1

For the purposes of the Data Protection Act 1998, as amended, the Executive agrees and gives his consent to the holding and processing of personal data (including without limitation sensitive personal data) relating to him in any form (whether obtained or held in writing, electronically or otherwise) by the Company or other Group Companies or its or their duly authorised agents and employees solely for purposes connected with the employer/employee relationship including, but not limited to, the payment and review of salaries and other remuneration and benefits, administration of employee benefits (including pension, life assurance, health and medical insurance), facilitating performance appraisals and reviews, maintaining sickness and other absence records, taking decisions as to fitness for work, and also more generally to identify personnel, maintain and improve security systems, for administration and management of its or their employees and business and to ensure compliance with the Company’s legal obligations such as income tax and social security withholdings.

17.2

The Company may, from time to time, ask the Executive to review and update any personal information it holds, although the Executive is welcome to review and update the information more or less frequently as the Executive wishes.

17.3

As the Company is part of a large group of companies operating internationally, for reporting and group administration purposes it will, from time to time, also make available for storage and/or processing the information the Executive has provided to it to other Group Companies, which may be located within Europe or outside. Likewise the Company will, from time to time, need to make some of the Executive’s information available to legal and regulatory authorities (including tax authorities), to future employers and potential purchasers of the Company or any of its assets or business, to its accountants, auditors, lawyers and other outside professional advisers, and to other parties which provide products or services to the Company (such as IT systems suppliers, medical practitioners and private health associations). Most of these recipients will be located in Europe, but others may be located, or may have relevant operations located elsewhere such as in the US. The Executive consents to such forwarding of information by the Company to the extent that the same is necessary from time to time.

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18.	SEARCH

Solely in the event that the Company (acting in good faith) has good reason to believe that the Executive is acting in breach of the material terms of the Employment, the Company reserves the right to search the Executive’s person, vehicle and property while on or departing from the Company’s premises.

19.	WRITTEN NOTICE

Any written notice required to be served under or pursuant to this Agreement shall be deemed duly served if in the case of notice to the Company it is sent by recorded delivery to or left at the Company’s registered office and in the case of notice to the Executive if handed to him personally or sent by recorded delivery to his last known residential address in the United Kingdom and any notices so sent shall be deemed to have been received and served when the same should have been received in the ordinary course of such delivery or post.

20.	EMPLOYEE HANDBOOK

A copy of the Company’s Employee Handbook applying to the Employment is available for inspection in the Company’s Human Resources department and the general terms and conditions of employment appearing therein shall apply to the Employment except that where the terms of the Handbook are inconsistent with the provisions of this Agreement then the provisions of this Agreement shall apply.

21.	EMAIL/INTERNET POLICY & PROCEDURE

The Executive agrees to become familiar with and comply fully with the terms of the Company’s E-mail and Internet Policy and Procedure as amended from time to time and the Executive acknowledges that action such as monitoring, intercepting, reviewing and/or accessing any communication facilities provided by the Company or any Group Company that the Executive may use during the Employment is necessary for the Company’s or any Group Company’s lawful business practice.

22.	WMG CODE OF CONDUCT

The WMG Code of Conduct sets out the Company’s commitment to carrying out business in a responsible manner. The Executive agrees to become familiar and adhere with the principles set forth in the WMG Code of Conduct, which the Company can amend from time to time.

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23.	BPI CODE OF CONDUCT

The Executive agrees to comply fully with the terms of the BPI Code of Conduct as amended from time to time. A copy of the current BPI Code of Conduct is available in the Employee Handbook.

24.	CHANGES

No variation or agreed termination of this Agreement shall be effective unless it is in writing and signed by the parties (or their authorised representatives).

25.	WRITTEN PARTICULARS

This Agreement contains the written particulars of employment which the Executive is entitled to receive under the provisions of Part 1 of the Employment Rights Act 1996.

26.	POWER OF ATTORNEY

The Executive hereby irrevocably and by way of security appoints each other director of the Company from time to time, jointly and severally, to be his attorney in his name and on his behalf and as his act and deed, solely for the purposes of signing and executing any documents which he is obliged to execute under the provisions of this Agreement (including, but not limited to sub-clauses 2.2.4, 11.2 and 12.3 above). For the avoidance of doubt, the power of attorney herein granted shall not be available in relation to any settlement agreement referred to in sub-clause 2.4 above.

27.	PREVIOUS AGREEMENTS

This Agreement and the election form sent to the Executive of even date (relating to the Executive’s eligibility to participate in the Plan as referred to in sub-clause 4.6 above) contains the whole agreement and supersedes any previous written or oral agreement between the parties in relation to the matters dealt with in it and for the avoidance of doubt, replaces all prior agreements in relation to royalties or bonus arrangements.

28.	GOVERNING LAW AND JURISDICTION

The validity, construction and performance of this Agreement and any claim, dispute or matter arising under or in connection with it or its enforceability will be governed by and construed in accordance with English law. Each party irrevocably submits to the non-exclusive jurisdiction of the English courts.

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29.	DEFINITIONS

For the purposes of this Agreement:

29.1

“Group Company” means any holding company of the Company and any subsidiary of the Company or of any such holding company each as defined by section 1159 of the Companies Act 2006, and references to “Group” shall be construed accordingly. For the avoidance of doubt, any references to “Group Company” or “Group” shall only include Warner Music Group Corp. and entities owned or controlled or under common control with entities below Warner Music Group Corp.

29.2	“Board” means the board of directors of the Company from time to time or any committee of the Board to which powers have been properly delegated, including without limitation a remuneration committee.

30.	ANNOUNCEMENT

The Company shall consult with the Executive prior to making any announcement in relation to the Employment and there shall be no announcements made in relation to any other changes to the Company’s executives’ existing roles or the restructuring of the Company’s business without prior consultation with the Executive and both parties shall act in good faith in relation thereto.

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IN WITNESS whereof the duly authorised representative of the Company has hereunto set its hand and the Executive has hereunto set his hand the day and year first above written.

EXECUTED AS A DEED BY

WARNER MUSIC INTERNATIONAL SERVICES LIMITED acting by:

Director /s/ Paul M. Robinson

Witness signature /s/ Maria Osherova

Name Maria Osherova

Address

Occupation EVP, HR

EXECUTED AS A DEED BY

WARNER MUSIC (UK) LIMITED acting by:

Director /s/ Paul M. Robinson

Witness signature /s/ Maria Osherova

Name Maria Osherova

Address

Occupation EVP, HR

For the sole purpose of Warner Music (UK) Limited confirming its consent to sub-clauses 4.4 and 4.5

EXECUTED AND DELIVERED
AS A DEED by
MAX LOUSADA	/s/ Max Lousada
in the presence of:

Witness signature /s/ Maria Osherova

Name Maria Osherova

Address

Occupation EVP, HR

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